EXHIBIT 23.01


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-45599, 33-52834, and 33-49837 of San Diego Gas & Electric Company on Forms S-3 of our report dated January 27, 1999, except for Note 14 as to which the date is February 22, 1999, appearing in this Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 1998.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 31, 1999